EXHIBIT 4.2

Minerva joint venture interest sale agreement

Proserpina Coal Pty Ltd ACN 110 316 553

Felix Resources Limited ACN 000 754 174

Winpia Pty Ltd ACN 099 442 556

Sojitz Coal Resources Pty Ltd (formerly Catherine Hill Resources Pty Ltd)

ACN 063 050 680

Version: 5 CORRS COMMENTS (incorporating comments from 15 December)

Level 11 Central Plaza Two 66 Eagle Street Brisbane QLD 4000  |  GPO Box 1855 Brisbane QLD 4001  Australia  |  ABN 42 721 345 951

Telephone 07 3233 8888  |  Fax 07 3229 9949  |  Web www.mccullough.com.au

Table of contents

Parties			1

Background			1

Agreed terms			2

1	Definitions and interpretation		2

	1.1	Definitions	2

	1.2	Interpretation	8

	1.3	Consents or approvals	9

	1.4	Method of payment	9

	1.5	Interest on amounts payable	9

2	Conditions Precedent		10

	2.1	Conditions precedent to performance of agreement	10

	2.2	Seller must co-operate	10

	2.3	Waiver of Conditions Precedent	10

	2.4	If conditions not fulfilled	11

3	Price and payment		11

	3.1	Purchase Price	11

	3.2	Payment of Purchase Price	11

	3.3	Allocation of the Purchase Price	11

	3.4	Acknowledgment	11

	3.5	Release	11

4	Conduct until Completion		11

	4.1	Parties conduct of Business	11

	4.2	Parties to cooperate	12

	4.3	Winpia’s access	12

	4.4	Customers and Suppliers	12

	4.5	Consent	13

5	Completion		13

	5.1	Completion Date and place	13

	5.2	Obligations of Proserpina and the Share Vendor on Completion	13

	5.3	Obligations of Winpia and the Share Purchaser at Completion	14

	5.4	Obligations of all parties	15

	5.5	Acknowledgement relating to post-Completion Tax audit	15

Joint venture interest sale agreement - Minerva

6	Adjustment Payments		15

	6.1	Completion Adjustment Amount	15

	6.2	Review of the Completion Adjustment Amount	16

	6.3	Audit by Auditor	16

	6.4	Access to information	16

	6.5	Parties’ response to audit	16

	6.6	Dispute resolution procedure	16

	6.7	Dispute limit	18

	6.8	Payment of Completion Adjustment Amount	18

	6.9	Subsequent Audit	18

	6.10	Reimbursement obligations	18

7	Tenement and Licences		19

	7.1	Performance Bonds	19

	7.2	Costs and expenses	19

8	GST		19

	8.1	GST definitions	19

	8.2	GST to be added to amounts payable	19

	8.3	Tax Invoice and Adjustment Note	19

	8.4	Liability net of GST	20

	8.5	Sale of a going concern	20

	8.6	Payment of GST on any other supplies	20

9	Costs and stamp duty		21

10	Warranties		21

	10.1	Mutual warranties and representations	21

	10.2	Vendors Group warranties	21

11	General		22

	11.1	Amendments	22

	11.2	Assignment	22

	11.3	Counterparts	22

	11.4	No merger	22

	11.5	Entire agreement	22

	11.6	Further assurances	22

	11.7	No waiver	22

	11.8	Governing law and jurisdiction	22

	11.9	Severability	23

	11.10	Notice	23

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Schedule 1	24

Accounting principles (clause 1.1)	24

Schedule 2	29

Adjustment Amount (clause 1.1)	29

Schedule 3	31

Preliminary balance sheet 31 July 2010 (clause 1.1)	31

Schedule 4	32

Excluded assets (clause 1.1)	32

Schedule 5	33

Allocation of Purchase Price (clause 3.3)	33

Schedule 6	34

Performance bonds (clause 1.1)	34

Schedule 7	35

Effective Date Balance Sheet (clause 1.1)	35

Schedule 8	36

Example calculations (Schedule 2)	36

Effective Date Adjustment Amount (Schedule 2)	36

Execution	37

Annexure A	39

Access Arrangements (clause 5.4(a))	39

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Minerva joint venture interest sale agreement

Dated

Parties

Proserpina	Proserpina Coal Pty Ltd ACN 110 316 553 of Level 6, 316 Adelaide Street, Brisbane, Queensland

Share Vendor	Felix Resources Limited ACN 000 754 174 of Level 6, 316 Adelaide Street, Brisbane, Queensland

Winpia	Winpia Pty Ltd ACN 099 442 556 of Level 34, Central Plaza One, 345 Queen Street, Brisbane, Queensland

Share Purchaser	Sojitz Coal Resources Pty Ltd (formerly Catherine Hill Resources Pty Ltd) ACN 063 050 680 of Level 34, Central Plaza One, 345 Queen Street, Brisbane, Queensland

Background

A	Proserpina, Winpia and Kores (Minerva) are parties to the Minerva Joint Venture constituted by the Minerva Joint Venture Agreement.

B	Proserpina has a 51% Participation Interest in the Minerva Joint Venture, Winpia has a 45% Participation Interest in the Minerva Joint Venture and Kores (Minerva) has a 4% Participation Interest in the Minerva Joint Venture.

C	Minerva Coal is the registered owner of the Tenements.

D	The Share Vendor is the owner of the Minerva Coal Shares.

E	In accordance with the rights granted under the Minerva Joint Venture Agreement following a change in control:

(i)	Proserpina agrees to sell and Winpia agrees to buy the Minerva Asset Sale Interest; and

(ii)	the Share Vendor agrees to sell and the Share Purchaser agrees to buy the Minerva Share Sale Interest; and

on the terms of this document.

Minerva joint venture interest sale agreement

Agreed terms

1	Definitions and interpretation

1.1	Definitions

In this document:

Term	Definition

Access Deed	means the deed dated on or about 12 January 2005 between Minerva Mining (formerly Sandhurst Mining Pty Ltd) and John Neville Rawlins, the registered proprietor of GHPL 37/3292, whereby John Neville Rawlins grants Minerva Coal access to the property, access to certain water under water licence number 0090183F and a first right of refusal to purchase the property.

Accounting Principles	means the principles and methodology to be applied in preparing the Completion Balance Sheet, as set out in Schedule 1.

Adjustment Amount	means the Effective Date Adjustment Amount and the Completion Adjustment Amount.

Adjustment Date	means the date which is 15 Business Days after the Completion Date.

Assumed Liabilities	means:

(a) all of Proserpina’s Liabilities with respect to the Minerva Asset Sale Interest; and

(b) all of the Share Vendor’s Liabilities with respect to the Minerva Share Sale Interest,

which arise after or which have arisen before the date of this document in relation to the Minerva Asset Sale Interest, the Minerva Share Sale Interest or the Minerva Joint Venture.

Assets	means the assets of the Minerva Joint Venture.

Athena MOU	means the memorandum of understanding between Athena Coal Pty Ltd ACN 108 510 452 and Winpia dated 7 October 2004.

ATO Refund Amount	means the amount of $9146.04 being 51% of the future cash payment relating to the Australian Tax Office BAS offset payment.

Audit	means, in relation to Tax or Duty, any audit, investigation, review, information request or other inquiry of any kind undertaken by a Taxation Authority.

Auditor	means the appointed auditor of the Minerva Joint Venture at the date of this document.

Business	means:

(c) the business undertaken by the Minerva Joint Venture;

(d) the marketing business conducted by the Marketing Company under the Minerva Coal Marketing Agreement; and

Minerva joint venture interest sale agreement 2

Term	Definition
(e) the management business conducted by the Manager under the Minerva Joint Venture Management Agreement.

Business Day	means a day on which banks are open for business in Brisbane, Queensland.

Claim	means any claim, action, proceeding or demand, however it arises.[1].

Coal	means all marketable coal extracted from within the boundary of the Tenements.

Completion	means completion by the parties of the sale and purchase of the Minerva Sale Interest under this document as provided in clause 4.

Completion Adjustment Amount	means the amount calculated in accordance with the formula set out in part 2 of Schedule 2.

Completion Date	means 20 December 2010 or such other date as the parties agree.

Conditions Precedent	means the conditions precedent to Completion set out in clause 2.1.

Continuing Clauses	means clauses 1, 9 and 11.

Contracts	means all agreements and arrangements relating to the Minerva Joint Venture to which Proserpina is a party, or in relation to which Proserpina is a principal (either disclosed or undisclosed), at the Effective Date, but excluding the Minerva Joint Venture Agreement and the other Minerva Joint Venture Documents.

Corporations Act	means the Corporations Act 2001 (Cth).

Deed of Assignment and Assumption of the Minerva Coal Shareholders’ Agreement	means a deed whereby the Share Purchaser accedes to the Minerva Coal Shareholders’ Agreement in relation to the Minerva Share Sale Interest the terms of which will be agreed on or before the date of this document.

Deed of Assignment, Fresh Charge and Assumption	means a deed whereby Winpia, the Share Purchaser, Minerva Mining Pty Ltd, Kores Australia and Kores (Minerva) release Proserpina and the Share Vendor from their obligations under the Minerva Coal Deed of Cross Charge, and Winpia and the Share Purchaser accede to the Minerva Coal Deed of Cross Charge, to the extent that those obligations relate to the Minerva Sale Interest the terms of which will be agreed on or before the date of this document.

Duty	means any duty (including royalties, associated fines, additional duty, interest or penalties) imposed in Australia by a State or Governmental Agency.

Effective Date	means 1 September 2010.

Effective Date Adjustment Amount	means the amount calculated in accordance with the formula set out in part 1 of Schedule 2

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Term	Definition
Effective Date Balance Sheet	means the unaudited trial balance (balance sheet items only) as at 31 August 2010 as set out in Schedule 7.

Effective Date Net Assets	means the net assets of Proserpina relating to the Minerva Sale Interest as at the Effective Date as disclosed in the Effective Date Balance Sheet.

Encumbrance	means:

(a) any mortgage, charge, pledge or lien, and any security interest or a preferential or adverse interest of any kind;

(b) a title retention arrangement;

(c) a right of any person to purchase, occupy or use assets (including under a hire purchase agreement, option, license, lease, or agreement to purchase);

(d) a right to set-off or right to withhold payment of a deposit or other money;

(e) an easement, restrictive covenant, caveat or similar restriction over property (except, in the case of land, a covenant noted on the certificate of title to the land concerned); or

(f) an agreement to create any of the items referred to in paragraphs (a) to (e) above or to allow any of those items to exist.

Excluded Assets	means the assets set out in Schedule 4.

Expert	means a suitably qualified person who acts as an expert (not as an arbitrator) appointed by agreement between the parties or, failing agreement, within 14 days by the President for the time being of the Australasian Institute of Mining and Metallurgy (or the nominee of the President, if the President is not independent of the Parties) at the request of any party.

Felix Coal Sales	means Felix Coal Sales Pty Ltd ACN 110 316 599.

Governmental Agency	means a government or a governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or a stock exchange.

GST Act	means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Amount	means in relation to a Taxable Supply the amount of GST payable in respect of that Taxable Supply.

GST Law	has the meaning given to that term by the GST Act, or if that Act does not exist means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act.

Income Tax	means tax imposed on income, profits, or gains (including capital gains) under the Tax Act.

Indemnified Party	means each member of the Vendors Group and each Officer and employee of each member of the Vendors Group.

Input Tax Credit	has the meaning given by the GST Law and a reference to an Input Tax Credit entitlement of a party includes an Input Tax Credit for an acquisition made by that party but to which another member of the same GST Group is entitled under the GST Law.

Minerva joint venture interest sale agreement 4

Term	Definition
Insolvency Event	means any of the following events occurring in relation to a party:

(a) a liquidator, receiver, receiver and manager, administrator, official manager or other controller (as defined in the Corporations Act), trustee or controlling trustee or similar official is appointed over any of the property or undertaking of the party;

(b) the party is, or becomes unable to, pay its debts when they are due or is or becomes unable to pay its debts within the meaning of the Corporations Act, or is presumed to be insolvent under the Corporations Act; or

(c) an application or order is made for the liquidation of the party or a resolution is passed or any steps are taken to liquidate or pass a resolution for the liquidation of the party, otherwise than for the purpose of an amalgamation or reconstruction.

Interest Rate	means the Australian London Interbank Offered Rate published by Thomson Reuters on behalf of the British Bankers’ Association after 11:00 am (and generally around 11:45 am) each day (London time) for a term of one month.

Inventory	means Proserpina’s share of Coal to which title has not passed to a customer as at the Effective Date.

Joint Venture Policy Committee	has the meaning given in the Minerva Joint Venture Agreement.

Kores Australia	means Kores Australia Pty Ltd ACN 063 786 087.

Kores (Minerva)	means Kores Australia Minerva Coal Pty Ltd ACN 119 244 147.

Liabilities	means Claims, losses, liabilities, costs or expenses of any kind and however arising, including penalties, fines, and interest and excluding those which are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.[2]

Manager	means Minerva Mining Pty Ltd ACN 108 510 309.

Marketing Company	means Felix Coal Sales Pty Ltd ACN 110 316 599.

Minerva Asset Sale Interest	means a 51% Participation Interest in the Minerva Joint Venture, including:

(a) the rights (subject to the obligations attending to those rights) attributable to that 51% Participation Interest under the Minerva Joint Venture Documents;

(b) a 51% interest and share in the Minerva Joint Venture Assets (including the Subleases of the Tenements, the Contracts and the Mining Information); and

(c) a 51% share in all Coal to which title has not passed to customers as at the Effective Date,

Minerva joint venture interest sale agreement 5

Term	Definition
but excluding Proserpina’s interests in the Excluded Assets.

Minerva Coal	means Minerva Coal Pty Ltd ACN 075 056 058.

Minerva Coal Deed of Cross Charge	means the deed of cross charge relating to the Minerva Joint Venture dated 7 October 2004 between Proserpina, Winpia, Minerva Mining (formerly Sandhurst Mining Pty Ltd), the Share Vendor and the Share Purchaser as varied and enlarged by the deed of assignment and assumption dated 12 October 2006 and the deed of assignment and assumption dated 2 March 2007.

Minerva Coal Marketing Agreement	means the marketing agreement relating to the Minerva Joint Venture dated 7 October 2004 between Proserpina, Winpia and Felix Coal Sales as varied and enlarged by the deed of assignment and assumption dated 12 October 2006 and the deed of assignment and assumption dated 2 March 2007.

Minerva Coal Shareholders’ Agreement	means the shareholders’ agreement between the Share Purchaser, the Share Vendor and Minerva Coal as varied and enlarged by the deed of assignment and assumption dated 12 October 2006 and the deed of assignment and assumption dated 2 March 2007.

Minerva Coal Shares	means a 51% interest in the share capital of Minerva Coal, being 510 ordinary shares.

Minerva Deed of Assignment and Assumption	means a deed whereby Winpia accedes to the Minerva Joint Venture Agreement in relation to the Minerva Asset Sale Interest the terms of which will be agreed on or before the date of this document.

Minerva Japan Marketing Agency Agreement	means the marketing agency agreement relating to the Minerva Joint Venture dated 7 October 2004 between Felix Coal Sales, Proserpina, Winpia and Sojitz Corporation as varied and enlarged by the deed of assignment and assumption dated 12 October 2006 and the deed of assignment and assumption dated 2 March 2007.

Minerva Joint Venture	means the joint venture established by a joint venture agreement dated 7 October 2004 between Proserpina and Winpia relating to mining leases 70145 and 70376.

Minerva Joint Venture Agreement	means the joint venture agreement dated 7 October 2004 between Proserpina and Winpia establishing the Minerva Joint Venture as varied and enlarged by the deed of assignment and assumption dated 12 October 2006 and the deed of assignment and assumption dated 2 March 2007.

Minerva Joint Venture Assets	has the meaning given to the term ‘Joint Venture Assets’ in the Minerva Joint Venture Agreement.

Minerva Joint Venture Documents	means:
(a) the Minerva Joint Venture Agreement;

(b) the Minerva Joint Venture Management Agreement;

(c) the Minerva Coal Marketing Agreement;

(d) the Minerva Coal Deed of Cross Charge;

Minerva joint venture interest sale agreement 6

Term	Definition
(e) the Minerva Japan Marketing Agency Agreement;

(f) the Subleases of the Tenements; and

(g) the Access Deed.

Minerva Joint Venture Management Agreement	means the management agreement relating to the Minerva Joint Venture dated 7 October 2004 between Proserpina, Winpia and Minerva Mining (formerly Sandhurst Mining Pty Ltd) as varied and enlarged by the deed of assignment and assumption dated 12 October 2006 and the deed of assignment and assumption dated 2 March 2007.

Minerva Mining	means Minerva Mining Pty Ltd ACN 108 510 309.

Minerva Sale Interest	means the Minerva Asset Sale Interest and the Minerva Share Sale Interest.

Minerva Share Sale Interest	means the Minerva Coal Shares and the 51% interest of the Share Vendor in the Minerva Coal Shareholders’ Agreement.

Mining Information	has the meaning given in the Minerva Joint Venture Agreement.

Notice to Audit	has the meaning in clause 6.2(b).

Officer	means, in respect of a party, a director, company secretary, assistant secretary, chief executive officer, chief financial officer or general manager of that party.

Participation Interest	has the meaning given in the Minerva Joint Venture Agreement.

Performance Bonds	means the securities, guarantees or bonds listed in Schedule 6

Preliminary Balance Sheet	means the unaudited trial balance (balance sheet items only) as at 31 July 2010 as set out in Schedule 3.

Preliminary Net Assets	means the value of the net assets set out in the Preliminary Balance Sheet.

Provisional Purchase Price	means $201,000,000.

Purchase Price	means the Provisional Purchase Price, together with the Effective Date Adjustment Amount, adjusted in accordance with clause 6.

Records	has the meaning given to that term in the Minerva Joint Venture Agreement and in relation to the Business all original and copy records, materials and documents of and relating to the Business including statements, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of its form or medium and including title deeds and other documents of title, contracts and financial records.

Representative	means, in respect of a party, an Officer, employee, agent, adviser or financier of that party, or any other person acting on behalf of that party in relation to the transactions contemplated by this document.

Sellers	means Proserpina and Share Vendor.

Share Sale Agreements	means the agreements between the Share Vendor and the Share Purchaser for the acquisition of all of the shares in Minerva Mining and Felix Coal Sales.

Minerva joint venture interest sale agreement 7

Term	Definition
Shared Services Deed	means the shared services deed dated [insert].

Site	means the Minerva mine site and the Share Vendor’s office or offices located in Brisbane, Queensland.

Subleases of the Tenements	means the Minerva Sublease as that term is defined in the Minerva Joint Venture Agreement and any other subleases of any of the Tenements.

Tax	means any Income Tax, land tax, sales tax, payroll tax, fringe benefits tax, group tax, withholding tax, franking deficits tax, goods and services tax, debits tax or any other taxes imposed in Australia by any government or Governmental Agency (including diesel fuel taxes and rebates, fines, additional tax, interest or penalties).

Tax Act	means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth) or both the Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 (Cth), as appropriate.

Tax Audit	means any review or audit or similar activity undertaken by a Tax Authority relevant tax authority.

Taxation Authority	means any person or agency authorised by law to impose, collect or otherwise administer any Tax or Duty.

Tenements	has the meaning given in the Minerva Joint Venture Agreement.

Transaction Document	means this document and any documents entered into in connection with this document.

Vendors Group	means Proserpina and the Share Vendor.

1.2	Interpretation

The following rules apply unless the context requires otherwise:

(a)	headings are for convenience only and do not affect interpretation;

(b)	the singular includes the plural, and the converse also applies;

(c)	a gender includes all genders;

(d)	if a word or phrase is defined, its grammatical forms have a corresponding meaning;

(e)	a reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity;

(f)	a reference to a clause or schedule is a reference to a clause or schedule to this document;

(g)	a reference to an agreement or document (including reference to this document) is to the agreement or document as amended, supplemented, novated, or replaced except to the extend prohibited by this document or that other document or agreement;

Minerva joint venture interest sale agreement 8

(h)	a reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form;

(i)	a reference to a party to this document or other agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and where applicable, the party’s legal personal representatives);

(j)	a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

(k)	a reference to conduct includes an omission, statement or undertaking, whether or not in writing;

(l)	a reference to dollars and $ is to Australian currency;

(m)	if an event must occur on a specified day which is not a Business Day, then the specified day will be taken to be the next Business Day;

(n)	mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included;

(o)	a month means a calendar month; and

(p)	nothing in this document is to be interpreted against a party solely on the ground that the party put forward this document or a relevant part of it.

1.3	Consents or approvals

If the doing of any act, matter or thing under this document is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion, unless expressly provided otherwise.

1.4	Method of payment

All payments required to be made under this document must be tendered at the recipient’s option either by:

(a)	drafts or cheques drawn by a bank as defined in the Banking Act 1959 (Cth); or

(b)	by way of direct transfer of immediately available funds to the bank account nominated in writing by the party to whom the payment is due,

and by not later than 4.00pm Brisbane time on the due date for payment. Any payment tendered under this document after 4.00pm Brisbane time on any date will be taken to have been made on the next succeeding Business Day (the deemed payment date) after the date on which payment was tendered, and if the deemed payment date is after the relevant due date for payment, interest will accrue under clause 1.5 accordingly.

1.5	Interest on amounts payable

(a)	If any party fails to pay any amount payable by it under or in accordance with this document (including the Provisional Purchase Price), that party must, if demand is made, pay simple interest on that amount from the due date for payment until that amount is paid in full at the rate per annum which is the sum of the Interest Rate on the date on which the payment was due, plus a margin of 3%, calculated daily. The right to require payment of interest under this clause is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.

Minerva joint venture interest sale agreement 9

(b)	If Completion takes place later than 30 November 2010, Winpia and the Share Purchaser will pay interest on the Provisional Purchase Price from 30 November 2010 until the Provisional Purchase Price is paid in full at the rate per annum which is the sum of the Interest Rate on 30 November 2010, plus a margin of 3%, calculated daily.

2	Conditions Precedent

2.1	Conditions precedent to performance of agreement

Completion is conditional upon satisfaction or waiver of the following conditions:

(a)	Winpia and the Share Purchaser obtaining all necessary regulatory approvals including the approval of the Queensland Department of Mines and Energy to the transfer and assignment of Proserpina’s interest in the Subleases of the Tenements (excluding any approval from the Foreign Investment Review Board);

(b)	all outstanding loans in the amount of $5,965,051 to the Share Vendor being repaid by Minerva Coal.

2.2	Seller must co-operate

Each party must:

(a)	cooperate with the other parties and use its best endeavours to ensure the conditions in clause 2.1 are satisfied as soon as reasonably possible;

(b)	sign and deliver all documents and do everything necessary or desirable to carry out its obligations under this clause;

(c)	take no action that might prevent or hinder the satisfaction of the Conditions Precedent;

(d)	supply to the other parties copies of all applications made and all information supplied to enable satisfaction of the Conditions Precedent;

(e)	keep the other parties regularly informed of the status of any discussions or negotiations with relevant third parties about the Conditions Precedent; and

(f)	promptly notify the other parties on becoming aware of the satisfaction of any Conditions Precedent or of any Conditions Precedent becoming incapable of being satisfied.

2.3	Waiver of Conditions Precedent

(a)	The Conditions Precedent in:

(i)	clauses 2.1(a) are for the benefit of Winpia and the Share Purchaser;

(ii)	clause 2.1(b) for the benefit of Proserpina and the Share Vendor; and

(b)	If a Condition Precedent is for the benefit of a particular party, that party may in its discretion, waive a Condition Precedent by notice to the other parties. In any other case a Condition Precedent may only be waived by written agreement between the parties.

Minerva joint venture interest sale agreement 10

2.4	If conditions not fulfilled

(a)	If the Conditions Precedent are not satisfied, or waived under clause 2.3, on or before the Completion Date then all rights and obligations under this document, other than:

(i)	the Continuing Clauses; and

(ii)	rights that accrue before that date,

terminate on the day after the Completion Date.

(b)	Until the satisfaction or waiver of the Conditions Precedent, the terms of this document are without prejudice to any pre-emption entitlements of Winpia and the Share Purchaser under the Minerva Joint Venture agreement and the Athena MOU.

(c)	If any of the Conditions Precedent are not satisfied or waived then the entering into this document is without prejudice to any pre-emption entitlements of Winpia and the Share Purchaser (if any) under the Minerva Joint Venture Agreement and the Athena MOU.

3	Price and payment

3.1	Purchase Price

The price payable for the unencumbered right, title and interest in the Minerva Sale Interest is the Purchase Price.

3.2	Payment of Purchase Price

Winpia and the Share Purchaser must pay the Purchase Price to, or at the direction of, the Sellers on the Completion Date.

3.3	Allocation of the Purchase Price

The Purchase Price must be allocated among the Minerva Sale Interest in accordance with Schedule 5.

3.4	Acknowledgment

Winpia and the Share Purchaser each acknowledges and agrees that it has full knowledge of all of the assets and liabilities of the Minerva Joint Venture and Minerva Coal Pty Ltd.

3.5	Release

As and from Completion, Winpia and the Share Purchaser each release Proserpina and the Share Vendor from any further obligations under the Minerva Joint Venture Documents and any other project documents entered into prior to Completion in relation to the Minerva Joint Venture to the extent that the obligations relate to the Minerva Sale Interest without prejudice to any pre-existing rights and liabilities arising up to Completion.

4	Conduct until Completion

4.1	Parties conduct of Business

Until Completion, the Sellers must carry on the Business in the usual way:

(a)	with due care;

Minerva joint venture interest sale agreement 11

(b)	in a manner consistent with how the Business is being conducted; and

(c)	so as to comply with all applicable laws.

4.2	Parties to cooperate

To assist in the implementation of the acquisition of the Minerva Sale Interest:

(a)	Winpia or the Share Purchaser may until Completion make written requests to:

(i)	the Sellers for information about the Assets, Contracts and, Records;

(ii)	the Manager, the Marketing Company and the Sellers about the operation of the Business and the shares in the Manager and the Marketing Company; and

(b)	the Sellers must, and until Completion the Sellers must procure the Manager and the Marketing Company to:

(i)	co-operate fully with Winpia and its Representatives and give all reasonable assistance to enable Winpia to complete the implementation of the acquisition of the Minerva Sale Interest; and

(ii)	supply to Winpia and its Representatives any material information or explanations reasonably requested about the Assets, Contracts, Records and operation of the Business and any further information Winpia reasonably requires to assess the Assets and Liabilities, financial position and profits and losses of the Business.

4.3	Winpia’s access

Until Completion the Sellers must, and until Completion the Sellers must procure that the Manager and the Marketing Company:

(a)	supply to Winpia any information or document about the Minerva Sale Interest or the Business in their possession or control which Winpia reasonably requests;

(b)	reasonably assist Winpia to learn about the Minerva Sale Interest and the Business; and

(c)	give Winpia reasonable access to the Site on reasonable notice during normal business hours and allow Winpia to:

(i)	observe the conduct of the Business;

(ii)	examine, and if desired, copy any Record; and

(iii)	inspect the Assets, Contracts and property or affairs of the Minerva Joint Venture.

4.4	Customers and Suppliers

Until Completion:

(a)	the Sellers must use all reasonable endeavours to preserve the goodwill and customers of the Business;

Minerva joint venture interest sale agreement 12

(b)	Winpia may notify suppliers and service providers to the Business about the change in control of the Manager and the Marketing Company; and

(c)	Winpia:

(i)	may with the prior consent of Proserpina, which consent is not to be unreasonably withheld, notify customers of the Business about the change in control of the Manager and the Marketing Company; and

(ii)	must keep Proserpina informed of any contact with customers of the Business.

4.5	Consent

If the consent of a person is needed as a result of the change in control of the Manager or the Marketing Company:

(a)	the Manager, the Marketing Company, the Sellers and Winpia must each use reasonable endeavours to obtain that consent before Completion; and

(b)	if the consent is not obtained by Completion, the Manager, the Marketing Company, the Sellers and Winpia must each keep using reasonable endeavours to obtain it.

5	Completion

5.1	Completion Date and place

(a)	Completion of the sale and purchase of the Minerva Sale Interest will take place on the Completion Date at the offices of McCullough Robertson, Brisbane, Queensland or at any other place as Proserpina and Winpia may agree.

(b)	The obligations of the parties in respect of Completion are interdependent with completion of the Share Sale Agreements and the execution of the Shared Services Deed. If all obligations under the Share Sale Agreements have not been performed or the Shared Services Deed has not been executed by all parties, then Completion must not take place.

(c)	If either of the Share Sale Agreements is terminated without Completion being effected, then this document is taken to be terminated on the date of termination of the Share Sale Agreement and clause 2.4 applies.

(d)	A termination of this document under this clause does not affect any other rights the parties have against one another at law or in equity.

5.2	Obligations of Proserpina and the Share Vendor on Completion

On the Completion Date, Proserpina and the Share Vendor must deliver or make available to Winpia and the Share Purchaser:

(a)	the Minerva Sale Interest;

(b)	duly executed counterparts of the following documents:

(i)	the Minerva Deed of Assignment and Assumption (executed by Proserpina, Kores (Minerva) and Kores Australia);

Minerva joint venture interest sale agreement 13

(ii)	Deed of Assignment, Fresh Charge and Assumption (executed by Proserpina, Kores (Minerva), Kores Australia, the Share Vendor, the Share Purchaser and Minerva Mining);

(iii)	Deed of Assignment and Assumption of the Minerva Coal Shareholders’ Agreement (executed by Minerva Coal, Kores (Minerva), Kores Australia, the Share Vendor);

(iv)	duly executed share transfer in favour of the Share Purchaser in respect of the Minerva Coal Shares;

(v)	certified copy of a resolution of the board of Directors of Minerva Coal pursuant to which the transfer of the Minerva Coal Shares to the Share Purchaser (subject to the payment of stamp duty on the instrument of transfer, which must be borne by the Share Purchaser), the cancellation of existing share certificates (if any) for the Minerva Coal Shares, the registration of the transfer of the Minerva Coal Shares and the issue and delivery by Minerva Coal to the Share Purchaser of a new share certificate for the Minerva Coal Shares in the name of the Share Purchaser are approved;

(vi)	Shared Services Deed; and

(c)	other duly executed deeds, instruments and documents as required by Proserpina, the Share Vendor, Minerva Coal, Winpia or the Share Purchaser to vest unencumbered legal and beneficial ownership of all of the Minerva Sale Interest in Winpia and the Share Purchaser subject to and in accordance with the terms of this document; and

(d)	evidence that Minerva Mining and Felix Coal Sales have ceased to be members of the tax consolidated group including the Vendors Group, prior to Completion.

In this clause 5.2, duly executed means duly executed by all parties (except Winpia and the Share Purchaser) to the relevant document or instrument.

5.3	Obligations of Winpia and the Share Purchaser at Completion

At Completion, subject to the due performance by Proserpina and the Share Vendor of their obligations under clause 5.2, Winpia and the Share Purchaser must:

(a)	deliver to Proserpina counterparts, duly executed by Winpia, of:

(i)	the Minerva Deed of Assignment and Assumption;

(ii)	Deed of Assignment, Fresh Charge and Assumption; and

(iii)	such other deeds, instruments and documents delivered by Proserpina in accordance with clause 5.2 which are also required to be executed by Winpia to be effective;

(b)	deliver to the Share Vendor counterparts, duly executed by the Share Purchaser, of the Deed of Assignment and Assumption of the Minerva Coal Shareholders’ Agreement and the Deed of Assignment, Fresh Charge and Assumption;

(c)	pay the Purchase Price to, or at the direction of, Proserpina and the Share Vendor;

Minerva joint venture interest sale agreement 14

(d)

pay the amount of $9146.05 being Proserpina’s proportion of a tax refund to the Minerva Joint Venture and the Sellers and Winpia acknowledge that this amount is not a Taxable Supply or part of the Purchase Price;[3] and

(e)	do, execute and deliver all other acts and documents that this document or any other Transaction Document requires Winpia and/or the Share Purchaser to do, execute or deliver at Completion.

5.4	Obligations of all parties

(a)	The parties must use their best endeavours (including causing representatives on the Joint Venture Policy Committee to vote and if required causing Winpia and the Share Purchaser to execute appropriate agreements) to give effect to the entering into of binding agreements as contemplated in the access arrangements set out in Annexure A within 90 days of Completion or as otherwise agreed by the parties.

(b)	The entering into of binding agreements as contemplated in the access arrangements set out in Annexure A is not a condition to Completion.

(c)	The parties must use their best endeavours (including causing representatives on the Joint Venture Policy Committee to vote and if required causing Winpia and the Share Purchaser to execute appropriate agreements) to ensure that:

(i)	the special purpose accounts of the Minerva Joint Venture for the year ended 31 December 2010 are prepared in accordance with clause 7.2 of the Minerva Joint Venture Management Agreement; and

(ii)	that the newly appointed auditor will undertake the audit of the special purpose accounts in a timely manner.

5.5	Acknowledgement relating to post-Completion Tax Audit

The parties acknowledge that if there is any Tax Audit of the Minerva Sale Interest after Completion that relates to a period before Completion:

(a)	the Share Purchaser, Winpia, Proserpina and the Share Vendor must cooperate and give each other all reasonable assistance they can provide concerning the Tax Audit;

(b)	the Share Vendor will take carriage of the management of any such Tax Audit but is entitled to be reimbursed for any costs incurred as a consequence of the Tax Audit should be shared; and

(c)	that the parties must pay on demand the amount equal to that parties proportionate share of any Tax liability including interest or penalties arising from any Tax Audit and incurred after 31 August 2010 that relates to the period prior to 31 August 2010.

6	Adjustment Payments

6.1	Completion Adjustment Amount

Proserpina must provide Winpia with its calculation of the Completion Adjustment Amount at least two Business Days prior to the Adjustment Date.

Minerva joint venture interest sale agreement 15

6.2	Review of the Completion Adjustment Amount

(a)	Proserpina must provide Winpia and its Representatives with reasonable access to its working papers during the period from the time of the Completion Date to the Adjustment Date.

(b)	If Winpia disputes any item or calculation in the Effective Date Balance Sheet or the Adjustment Amount and the parties are unable to resolve the disputed item or calculation, Winpia may give written notification of the dispute any time prior to the Adjustment Date (Notice to Audit).

6.3	Audit by Auditor

(a)	If Winpia delivers a Notice to Audit, Proserpina must deliver the Effective Date Balance Sheet and the Adjustment Amount calculations (together with all of Proserpina’s working papers) to the Auditor within two Business Days of receiving the Notice to Audit.

(b)	Winpia must, at its cost and expense, procure that the Auditor performs an audit of the Effective Date Balance Sheet and the Adjustment Amount calculations and reports in writing (attaching a copy of the Effective Date Balance Sheet and the Adjustment Amount calculations) to Proserpina and Winpia within 20 Business Days after the date of receipt of the information in clause 6.3(a), either that:

(i)	the Adjustment Amount has been calculated in accordance with this clause 6 and no adjustments to the Adjustment Amount need to be made; or

(ii)	the Adjustment Amount needs to be adjusted (in which case the Auditor must also set out in writing the adjustments that need to be made to the Adjustment Amount) to comply with this clause 6.

6.4	Access to information

Winpia and Proserpina must, in connection with the performance of the audit by the Auditor:

(a)	provide or ensure the provision of all information and assistance which may be requested by the Auditor; and

(b)	permit the Auditor to have access to and take extracts from or copies of any books, correspondence, accounts or other records relating to the Minerva Joint Venture and the Minerva Sale Interest.

6.5	Parties’ response to audit

(a)	If either the Effective Date Balance Sheet or the Adjustment Amount is not disputed by Proserpina or Winpia by notice under clause 6.3 prior to the Adjustment Date, it will be taken to be final.

(b)	If either the Effective Date Balance Sheet or the Adjustment Amount is disputed by Proserpina or Winpia by notice under clause 6.3 prior to the Adjustment Date, the dispute will be determined under clause 6.6.

6.6	Dispute resolution procedure

(a)	If there is any difference of opinion or dispute between Proserpina and Winpia regarding either the Effective Date Balance Sheet or the Adjustment Amount, Proserpina or Winpia (Disputing Party) may give a notice (Dispute Notice) to the other party prior to the Adjustment Date setting out:

(i)	details of each of the matters in dispute;

Minerva joint venture interest sale agreement 16

(ii)	a separate dollar value for each of those matters; and

(iii)	full details of the reasons why each of those matters is disputed.

(b)	A Disputing Party may only give one Dispute Notice.

(c)	Within 15 Business Days of the Disputing Party having delivered a Dispute Notice to the other party, the other party must deliver to the Disputing Party a response in writing on the disputed matters (Response). If the other party does not deliver a Response within that time, either the Effective Date Balance Sheet or the Adjustment Amount (as may be the case) will be deemed to be amended as required by the Disputing Party and will be taken to comprise the final Effective Date Balance Sheet or Adjustment Amount (as may be the case).

(d)	If the dispute is not resolved within 15 Business Days of the delivery of the Response to the Disputing Party, then the Disputing Party must promptly refer the dispute to the Managing Director (or their appointed nominee) of each of Proserpina and Winpia for them to attempt to resolve the dispute.

(e)	If the Managing Directors (or their appointed nominees) have not resolved the dispute within 15 Business Days of it being referred to them; the dispute must promptly be submitted for determination to an Expert who will determine the matter or matters in dispute.

(f)	The Expert must be selected by agreement between Proserpina and Winpia, or failing agreement between them within five Business Days after they commence to discuss the selection of the Expert, selected by the President for the time being of the Institute of Chartered Accountants of Australia.

(g)	The disputed matters must be referred to the Expert by written submission which must include only:

(i)	the details of the Effective Date Balance Sheet or Adjustment Amount (as may be the case) together with the any working papers;

(ii)	the report issued by the Auditor under clause 6.3(b), if a party has given a Notice to Audit under clause 6.2(b);

(iii)	the Dispute Notice;

(iv)	the Response; and

(v)	an extract of the relevant provisions of this document.

(h)

The Expert must be instructed to decide the matters of disagreement and finish its determination and provide it to Proserpina and Winpia no later than 20 Business Days after receipt of the submission (or such other period agreed by the parties having regard to the matters in dispute).

(i)	Proserpina and Winpia must promptly supply the Expert with any information, assistance and co-operation requested in writing by the Expert in connection with its determination. All correspondence between the Expert and a party must be copied to the other party to the dispute.

Minerva joint venture interest sale agreement 17

(j)	The Expert must apply the Accounting Principles.

(k)	In the absence of agreement between Proserpina and Winpia, the Expert will decide the procedures to be followed to resolve the matters of disagreement.

(l)	The Expert must act as an expert and not as an arbitrator. The Expert’s written determination will be final and binding on the parties in the absence of manifest error and the Effective Date Balance Sheet or the Adjustment Amount (as may be the case) will be deemed to be amended accordingly and will be taken to comprise the final Effective Date Balance Sheet or the final Adjustment Amount (as may be the case).

(m)	The cost of a determination by the Expert must be borne by Proserpina and Winpia in such manner as the Expert determines (having regard to the merits of the dispute).

6.7	Dispute limit

Despite any other provision of this document, neither party is entitled to dispute the Effective Date Balance Sheet or Adjustment Amount unless the amount disputed per line item is greater than $500,000 or the aggregate of items in dispute exceeds $1,000,000.

6.8	Payment of Completion Adjustment Amount

(a)	If the Completion Adjustment Amount is positive, then Winpia must pay that amount to Proserpina on the Adjustment Date.

(b)	If the Completion Adjustment Amount is negative, then Proserpina must pay that amount to Winpia on the Adjustment Date.

(c)	If the Completion Adjustment Amount is zero there will be no adjustment amount payable.

6.9	Subsequent Audit

Despite clause 6.5(a) but subject to clause 6.7, if the audit of the accounts for the period ending 31 December 2010 for the Minerva Joint Venture reveals a material error in the Effective Date Balance Sheet or the Adjustment Amount, the parties agree:

(a)	that the Purchase Price must be further adjusted to account for the error;

(b)	that the amounts specified in the final audited accounts for the Minerva Joint Venture will be taken (in the absence of manifest error) as the relevant amounts to be used in the Effective Date Balance Sheet and the Adjustment Amount; and

(c)	that the provisions of this clause 6 (with necessary changes) will apply for the purpose of calculation and payment of any further adjustment of the Purchase Price arising under this clause 6.9.

6.10	Reimbursement obligations[4]

The Seller acknowledges its obligations under Minerva Joint Venture Agreement and Minerva Management Agreement to meet its proportionate share of GST and employment tax related liabilities incurred after 31 August 2010 that relate to the period prior to 31 August 2010. Any such amounts are to be dealt with in a manner consistent with this clause 6.

4

Minerva joint venture interest sale agreement 18

7	Tenement and Licences

7.1	Performance Bonds

(a)	Winpia must provide appropriate replacements for the 100% of the amount guaranteed under the Performance Bonds promptly after Completion, but in any event, no later than 20 Business Days after the Completion Date.

(b)	Proserpina must maintain the Performance Bonds in full force and effect, at the cost and expense of Winpia, until replaced in accordance with clause 7.1(a). Winpia must, on demand by Proserpina, reimburse Proserpina for the reasonable costs and expenses incurred by it in maintaining the relevant Performance Bonds after Completion.

(c)	Winpia indemnifies and agrees to hold harmless each Indemnified Party from and against all Liability which may arise or be incurred or sustained by the Indemnified Party from or in connection with a breach by Winpia of any obligation secured by any Performance Bond. Proserpina holds on trust for each other Indemnified Party the benefit of this clause to the extent that this clause applies to those other Indemnified Parties and is entitled to enforce this clause on behalf of those Indemnified Parties.

7.2	Costs and expenses

(a)	Winpia must reimburse Proserpina for all proper and reasonable out of pocket costs and expenses incurred by Proserpina under this clause 7 after the Effective Date or as a result of Proserpina taking any action in respect of the Tenements in accordance with the directions or instructions of Winpia.

(b)	Without limiting clause7.2(a), Winpia must pay all registration fees payable in respect of the transfers and grants pursuant to or contemplated by this document.

8	GST

8.1	GST definitions

Unless otherwise defined below, terms capitalised in this clause have the meaning given to those terms in the GST Act.

8.2	GST to be added to amounts payable

If GST is payable on a Taxable Supply made under, by reference to or in connection with this document, the party providing the Consideration for that Taxable Supply must also pay the GST Amount in respect of that Taxable Supply as additional Consideration. This clause does not apply to the extent that the Consideration for the Taxable Supply is expressly agreed to be GST inclusive.

8.3	Tax Invoice and Adjustment Note

No payment of any amount pursuant to clause 8.2 is required until the supplier of the Taxable Supply has provided a Tax Invoice or Adjustment Note as the case may be to the recipient.

Minerva joint venture interest sale agreement 19

8.4	Liability net of GST

Any reference in the calculation of Consideration under this document to a cost, expense or other liability incurred by a party, shall exclude the amount of any Input Tax Credit entitlement of that party in relation to the relevant cost, expense or other liability. A party will be assumed to have an entitlement to a full Input Tax Credit unless it demonstrates otherwise prior to the date on which the Consideration must be provided.

8.5	Sale of a going concern

(a)	Proserpina and Winpia acknowledge and agree that:

(i)	the Purchase Price does not include any amount for GST;

(ii)	the supply of the Minerva Asset Sale Interest is the supply of an identifiable enterprise carried on by Proserpina and is a Supply of a Going Concern which is GST-free;

(iii)	the Seller supplies to the Buyer all of the things that are necessary for the continued operation of the Business; and

(iv)	the Seller will carry on the Business until the day of supply of the Sale Interest to the Buyer.

(b)	Winpia warrants to the Seller that it is registered for GST and will remain registered for GST until Completion.

(c)	Proserpina and Winpia acknowledge and agree that they will take all reasonable steps and do all reasonable things necessary to ensure that the supply of the Minerva Asset Sale Interest is treated as a GST-free supply of a going concern.

(d)	If it is determined that, for whatever reason, the supply of all or part of the Minerva Asset Sale Interest is a taxable supply:

(i)	at Completion; or

(ii)	immediately after the parties become aware that the supply of the Minerva Asset Sale Interest is a taxable supply,

Proserpina must provide Winpia with a Tax Invoice for the GST Amount referrable to the Provisional Purchase Price for the Minerva Asset Sale Interest.

(e)	Where an Adjustment Amount is payable pursuant to clause 4, in respect of the Minerva Asset Sale Interest, Proserpina or Winpia (as the case may be) must issue on the Adjustment Date an Adjustment Note in respect of the Adjustment Amount.

(f)

Despite clause 8.3, the recipient of a Taxable Supply must pay the GST Amount in respect of that supply to the Supplier on the 10th Business Day of the month after the month of receipt of a Tax Invoice or an Adjustment Note (as the case may be) in respect of the Supply.

8.6	Payment of GST on any other supplies

If GST is imposed on any supply (excluding the supply of the Sale Interest) made under or in accordance with this document, the recipient of the taxable supply must pay to the supplier an additional amount equal to the GST payable on or for the taxable supply. Payment of the additional amount is to be made at the same time as payment for the taxable supply is required to be made in accordance with this document.

Minerva joint venture interest sale agreement 20

9	Costs and stamp duty

Each party must bear its own costs arising out of the negotiation, preparation and execution of this document. All stamp duty (including fines, penalties and interest) payable on or in connection with this document, any other Transaction Document and any instrument executed under any of them must be borne by Winpia.

10	Warranties

10.1	Mutual warranties and representations

Each party represents and warrants to the other that, as at the date of this document and as at the Completion Date:

(a)	(status) it is a company limited by shares incorporated and existing under the laws of its country of incorporation, and an Insolvency Event does not affect the party;

(b)	(power) it has full legal capacity and power to enter into, exercise its rights and perform its obligations under this document;

(c)	(authorisation) all conditions and things required by applicable law to be fulfilled or done in order to enable it lawfully to enter into, and exercise its rights and perform its obligations under this document have been fulfilled or done;

(d)	(obligations binding) this document constitutes legally binding obligations enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally); and

(e)	(no breach) the execution, delivery and performance of this document (and any other documents required to be entered into by it relating to this document) does not:

(i)	result in a breach of, or constitute a default under, any agreement or arrangement to which it is party or by which it is bound; or

(ii)	result in a breach of any law or order, judgement, decree or decision of any court or Governmental Agency or regulatory body by which it is bound.

10.2	Vendors Group warranties

Each member of the Vendors Group warrants:

(a)	that the undated waiver deed signed by Kores (Minerva) and Proserpina on or around December 2009 is effective and enforceable against Kores (Minerva); and

(b)	that its right, title and interest in the Minerva Sale Interest will be free from Encumbrances on the Completion Date.

Minerva joint venture interest sale agreement 21

11	General

11.1	Amendments

This document may only be amended by written agreement between all parties.

11.2	Assignment

A party may only assign this document or a right under this document with the written consent of each other party whose consent may not be unreasonably withheld.

11.3	Counterparts

This document may be executed in any number of counterparts. All counterparts together make one instrument.

11.4	No merger

The rights and obligations of the parties under this document do not merge on completion of any transaction contemplated by this document.

11.5	Entire agreement

(a)	This document supersedes all previous agreements about its subject matter and embodies the entire agreement between the parties.

(b)	To the extent permitted by law, any statement, representation or promise made in any negotiation or discussion, has no effect except to the extent expressly set out or incorporated by reference in this document.

11.6	Further assurances

Each party must do all things necessary to give effect to this document and the transactions contemplated by it.

11.7	No waiver

(a)	The failure of a party to require full or partial performance of a provision of this document does not affect the right of that party to require performance subsequently.

(b)	A single or partial exercise of or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy.

(c)	A right under this document may only be waived in writing signed by the party granting the waiver, and is effective only to the extent specifically set out in that waiver.

11.8	Governing law and jurisdiction

(a)	Queensland law governs this document.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the Queensland courts and courts competent to hear appeals from those courts.

Minerva joint venture interest sale agreement 22

11.9	Severability

A clause or part of a clause of this document that is illegal or unenforceable may be severed from this document and the remaining clauses or parts of the clause of this document continue in force.

11.10	Notice

(a)	A notice, consent or communication under this document is only effective if it is:

(i)	in writing, signed by or on behalf of the person giving it;

(ii)	addressed to the person to whom it is to be given; and

(iii)	given as follows:

(A)	delivered by hand to that person’s address;

(B)	sent by prepaid mail (and by prepaid airmail if the person is overseas) to that person’s address; or

(C)	sent by fax to that person’s fax number where the sender receives a transmission confirmation report from the despatching machine indicating the transmission has been made without error and showing the relevant number of pages and the correct destination fax number or name of recipient.

(b)	A notice, consent or communication delivered under clause 11.10(a) is given and received:

(i)	if it is hand delivered or sent by fax:

(A)	by 5.00pm (local time in the place of receipt) on a Business Day–on that day; or

(B)	after 5.00pm (local time in the place of receipt) on a Business Day, or at any time on a day that is not a Business Day–on the next Business Day; and

(ii)	if it is sent by post:

(A)	within Australia–three Business Days after posting; or

(B)	to or from a place outside Australia–seven Business Days after posting.

(c)	A person’s address and fax number are those set out below, or as the person notifies the sender:

(i)	Proserpina Coal Pty Ltd Level 6, 316 Adelaide Street, Brisbane, Queensland 4000;

(ii)	Felix Resources Limited Level 6, 316 Adelaide Street, Brisbane, Queensland 4000;

(iii)	Winpia Pty Ltd Level 34, Central Plaza One, 345 Queen Street, Brisbane, Queensland 4000;

(iv)	Sojitz Coal Resources Pty Ltd
Level 34, Central Plaza One, 345 Queen Street, Brisbane, Queensland 4000.

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Schedule 1

Accounting principles (clause 1.1)

1 Summary of significant accounting policies

The management of Minerva Joint Venture have determined that the joint venture is not a reporting entity and accordingly this financial report is a special purpose financial report which has been prepared in accordance with the requirements of the joint venture agreement, and the requirements of the following applicable Australian Accounting Standards.

AASB 1031: Materiality

Whilst the recognition and measurement requirements of the Australian Accounting Standards have been complied with, not all disclosure requirements of the Australian Accounting Standards have been complied with, therefore, no other applicable Accounting Standards, Australian Accounting Interpretations or other authoritative pronouncements of the Australian Accounting Standards Board have been applied.

The report is also prepared on an accrual basis and is based on historical costs and does not take into account changing money values or, except where specifically stated, current valuations of non-current assets. The accounting policies adopted are consistent with those of the previous year unless otherwise stated. Comparative information is reclassified where appropriate to enhance comparability.

The following is a summary of the material accounting policies adopted by the entity in the preparation of the financial report. The accounting policies have been consistently applied unless otherwise stated.

(a) Cash and cash equivalents

For the purpose of the cash flow statement, cash includes:

i) cash on hand and at call deposits with banks or financial institutions, net of bank overdrafts; and

ii) investments in short-term money market instruments with maturity periods of less than 3 months.

(b) Loans and receivables

Trade receivables, loans and other receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment.

Debts which are known to be uncollectible are written off by reducing the carrying amount directly. A provision for impairment is made when there is objective evidence that the full amount is not collectible. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments are considered indicators that the trade receivable is impaired. The amount of the impairment provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. Cash flows relating to short-term receivables are not discounted if the effect of discounting is immaterial.

The amount of the impairment loss is recognised in the income statement. When a receivable for which an impairment provision had been recognised becomes uncollectible in a subsequent period, it is written off against the provision account.

(c) Inventories

Coal stocks are stated at the lower of cost and net realisable value. Costs are assigned on a weighted average basis and include direct materials, direct labour and an appropriate proportion of variable and fixed overheads. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

(d) Overburden in advance

Overburden in advance comprises the accumulation of expenses incurred to enable access to the coal seam, and includes direct removal costs, machinery and plant running costs.

Minerva joint venture interest sale agreement 24

(e) Property, plant and equipment

Each class of property, plant and equipment is carried at cost less, where applicable, any accumulated depreciation and accumulated impairment losses. The carrying amount of freehold land and buildings and plant and equipment is reviewed to ensure it is not in excess of the recoverable amount from these assets.

Plant and equipment

The depreciable amount of all fixed assets, including buildings and capitalised leased assets, but excluding freehold land, is depreciated on a straight line or declining balance basis to allocate their cost, net of their residual values, over their estimated useful lives to the entity commencing from the time the asset is held ready for use, as follows.

Buildings 12 years

Plant and equipment 2.5 to 12 years

Leased plant and equipment 2.5 to 12 years

Minerva Mine development Life of mine as follows:

F	G Life of mine units	H Remaining life of mine units
I 31 July 2010	J 33,213,012	K 21,706,633
L 31 August 2010	M 33,213,012	N 21,555,633

(f) Intangible assets

Rail access rights

Rail access rights have a finite useful life and are carried at cost less, where applicable, any accumulated amortisation and accumulated impairment losses. The carrying values of rail access rights are reviewed to ensure they are not in excess of their recoverable amounts. The recoverable amount is assessed on the basis described in note 1(h).

Rail access rights are amortised over the life of the mine using a unit of production basis in tonnes as described above for the Minerva mine. Amortisation is charged to the income statement.

(g) Acquisition of assets

All assets acquired, including property, plant and equipment and intangibles other than goodwill are initially recorded at their cost of acquisition at the date of acquisition, being the fair value of consideration provided plus incidental costs directly attributable to the acquisition.

Where settlement of any part of cash consideration is deferred, the amounts payable are recorded at their present value, discounted at the rate applicable to the entity as if a similar borrowing were obtained from an independent financier under comparable terms and conditions. The unwinding of the discount is treated as a finance cost.

(h) Recoverable amount of assets and impairment

At each reporting date, the entity assesses whether there is any indication that an asset may be impaired. Where an indication of impairment exists, the entity makes a formal estimate of recoverable amount. Recoverable amount is the greater of fair value less costs to sell and value in use. Where the carrying amount of an asset exceeds its recoverable amount the asset is considered impaired and is written down to its recoverable amount.

The amount of the impairment loss is recognised in the income statement. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Where it is not possible to estimate the recoverable amount of an individual asset, the entity estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Minerva joint venture interest sale agreement 25

(i) Interest bearing liabilities

Interest bearing liabilities are initially recorded at fair value, net of transaction costs. Subsequent to initial recognition, interest bearing liabilities are measured at amortised cost with any difference between the initial recognised amount and the redemption value being recognised in the income statement over the period of the interest bearing liability using the effective interest rate method.

All interest bearing liabilities are classified as current liabilities unless there is an unconditional right to defer settlement of the liability for at least twelve months after the balance sheet date.

(j) Borrowing costs

Borrowing costs incurred during the acquisition, construction or production of a qualifying asset are capitalised during the period of time that is required to complete and prepare the asset for its intended use. Other borrowing costs are recognised as an expense when incurred.

Minerva joint venture interest sale agreement 26

(k) Leases

Leases of fixed assets where substantially all the risks and benefits incidental to ownership of the assets, but not the legal ownership, are transferred to the entity, are classified as finance leases. Finance leases are capitalised, recording an asset and a liability equal to the lower of the fair value of the leased property or the present value of the minimum lease payments, including any guaranteed residual value. Leased assets are depreciated on a straight line basis over their estimated useful lives where it is likely that the entity will obtain ownership of the asset or over the term of the lease. Lease payments are allocated between the reduction of the lease liability and the lease finance charges for the year.

Lease payments for operating leases, where substantially all the risks and benefits remain with the lessor, are charged as expenses on a straight line basis over the lease term.

(l) Employee benefits

Annual leave, sick leave and long service leave

Benefits accruing to employees in respect of wages and salaries, annual leave and sick leave are included in trade and other payables. Related on-costs are also included in trade and other payables as other creditors. Long service leave is provided for when it is probable that settlement will be required and it is capable of being measured reliably.

Employee benefits expected to be settled within 12 months are measured at their nominal values using the remuneration rate expected to apply at the time of settlement. Provisions made in respect of employee benefits which are not expected to be settled within 12 months are measured as the present value of the estimated future cash outflows to be made by the entity in respect of services provided by employees up to reporting date.

Retirement benefit obligations

Contributions are made by the entity to defined contribution superannuation funds and are charged as expenses when incurred.

(m) Rehabilitation

A provision for rehabilitation is recognised when there is a present obligation to rehabilitate an area disturbed, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. An asset is created as part of the non-current development assets, to the extent that the development relates to future production activities, which is offset by a current and/or non-current provision for rehabilitation.

If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

(n) Revenue

Interest revenue is recognised on a proportional basis taking into account the interest rates applicable to the financial assets.

Revenue from the rendering of a service is recognised upon the delivery of the service to the customer.

(o) Goods and Services Tax

Revenues, expenses and assets are recognised net of the amount of Goods and Services Tax (GST), except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances the GST is recognised as part of the cost of acquisition of the asset or as part of an item of the expense. Receivables and payables in the balance sheet are shown inclusive of GST.

The net amount of GST recoverable from, or payable to the ATO is included as a current asset or liability in the balance sheet.

Cash flows are included in the cash flow statement on a gross basis. The GST components of cash flows arising from investing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

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(p) Foreign currency transactions and balances

Items included in the financial statements of the entity are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The financial statements are presented in Australian dollars, which is the entity’s functional and presentation currency.

Foreign currency transactions during the period are translated into the functional currency at rates of exchange applicable at the dates of each transaction. Monetary assets and liabilities denominated in foreign currencies at balance date are converted at rates of exchange ruling at that date.

Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities, whether realised or unrealised, are recognised in the income statement as they arise except where hedging specific anticipated transactions.

(q) Critical accounting estimates and other accounting judgements

Management evaluates estimates and judgments incorporated into the financial report based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and are based on current trends and economic data, obtained both externally and within the entity.

There have been no judgements, apart from those involving estimation, in applying accounting policies that have a significant effect on the amounts recognised in this financial report.

Following is a summary of the key assumptions concerning the future, and other key sources of estimation at reporting date that have not been disclosed elsewhere in this financial report.

Impairment

The entity assesses impairment at each reporting date by evaluating conditions specific to the entity that may lead to an impairment. Where an indicator of impairment exists, the recoverable amount of the asset is determined. Value-in-use calculations performed in assessing recoverable amounts incorporate a number of key estimates.

No impairment has been recognised in respect of mine development assets or rail access rights for the reporting period.

Amortisation

The amortisation of mine development assets and rail access rights, and the expensing of overburden removal costs is based on saleable coal production over estimated economically recoverable reserves. Note 1(e) provides further information regarding economically recoverable reserves. The amount of reserves that may actually be mined in the future and the entity’s estimate of reserves from time to time in the future may vary from current reserve estimates.

(r) Comparative figures

When required by accounting standards, comparative figures have been adjusted to conform to changes in presentation for the current financial year.

(s) Going concern

The financial report has been prepared on the basis of going concern. The managers have prepared the financial report on a going concern basis as they believe the Joint Venture participants of the Minerva Joint Venture will continue to provide financial support.

Minerva joint venture interest sale agreement 28

Schedule 2

Adjustment Amount (clause 1.1)

1	Effective Date Adjustment Amount

1.1	The Effective Date Adjustment Amount will be calculated in accordance with the following formula:

M = (C – I) × 51%

where:

M	is the Effective Date Adjustment Amount.

C	is the value of the Effective Date Net Assets less the Felix Coal Sales trade debtors control account and the trade debtors revaluation account balances of $18,087,354 [appearing in the Felix Coal Sales Pty Ltd accounts at the Effective Date?].

I	is the value of the Preliminary Net Assets.

1.2	The Effective Date Adjustment Amount may be negative.

1.3

The Effective Date Adjustment Amount must include an amount in favour of Proserpina equal to 51% of all capital expenditure and working capital expenditure for the Minerva Joint Venture between the date of the Preliminary Balance Sheet and the Effective Date, determined in accordance with the calculation of the capital expenditure and working capital expenditure in the Preliminary Balance Sheet.[5]

1.4	The example calculation is included in Schedule 8. If there is any inconsistency between the methodology supporting the calculation in Schedule 8 and any other provision of this document, then the methodology of Schedule 8 is intended to prevail to the extent of that inconsistency.

2	Completion Adjustment Amount

2.1	The Completion Adjustment Amount will be, in relation to the Minerva Joint Venture (Joint Venture):

(a)	51% of cash calls of the Joint Venture between the Effective Date and the Completion Date; less

(b)	51% of receipts (excluding income from Coal sales prior to 1 September 2010) of the Joint Venture between the Effective Date and the Completion Date; plus

(c)	51% of any reduction of cash balances that are Excluded Assets in the Minerva Joint Venture (including of Felix Coal Sales Pty Ltd) between the Effective Date and the Completion Date; less

Minerva joint venture interest sale agreement 29

(d)	51% of any increase of cash balances that are Excluded Assets in the Minerva Joint Venture (including of Felix Coal Sales Pty Ltd) between the Effective Date and the Completion Date.

2.2	The Completion Adjustment Amount may be negative.

2.3

The Completion Adjustment Amount effectively includes an amount in favour of Proserpina equal to 51% of all capital expenditure, working capital expenditure and any other cash calls or other joint venture expenditure for the Minerva Joint Venture between the Effective Date and the Completion Date, and an amount in favour of Winpia for 51% of the income of the Minerva Joint Venture between the Effective Date and the Completion Date determined in accordance with the calculation of the capital expenditure, working capital expenditure, other expenditure and income in the Preliminary Balance Sheet.[6]

Minerva joint venture interest sale agreement 30

Schedule 3

Preliminary balance sheet 31 July 2010 (clause 1.1)

Minerva joint venture interest sale agreement 31

Schedule 4

Excluded assets (clause 1.1)

1	Any future income tax benefits to which Proserpina is entitled.

2	Any rights of Proserpina under or in connection with this document or any agreement or instrument executed in connection with this document or delivered pursuant to this document.

3	Cash deposits held by or on behalf of Proserpina with banks and other financial institutions or on hand (other than deposits in accounts designated ‘Current Account – CBA’, or ‘USD Account – CBA’ in Schedule 7.

4	Insurance policies, and claims made under insurance policies in respect of events occurring prior to the Effective Date where provision for such claim is not included in the Preliminary Balance Sheet.

Minerva joint venture interest sale agreement 32

Schedule 5

Allocation of Purchase Price (clause 3.3)

Assets and Liabilities per Effective Date Balance Sheet for the Minerva Joint Venture

Inventory (Note 2)	Market value at Effective Date

Plant & Equipment	Tax Written Down Value at Effective Date

Other Assets (other than Excluded Assets) – see note 2 Sheet	Balance per Effective Date Balance

Assumed Liabilities – see note 2 Sheet	Balance per Effective Date Balance

Other Joint Venture Assets

Mining Information and Sublease of the Tenement	(adjusted per Note 1 below)

Minerva Coal Pty Ltd

Minerva Coal Shares	$1

Assumed Liabilities	$Balance per Effective Date Balance Sheet

Note 1: The balance of the Purchase Price, if any, will increase or reduce the allocation to the Sublease of the Tenement.

Note 2: No amount is to be allocated to the accounting assets of “Development Costs” “other intangible assets” and its related amortisation, nor the corresponding accounting liability, and “Overburden in advance” on the basis that the value of these is reflected in the sublease of the tenement or Mining Information.

Further no amount is to be allocated to the accounting assets of “Patents trademarks and other rights” and its accumulated amortisation or to leased plant and equipment, nor is the corresponding accounting liabilities to be taken into account in calculating the amount to be allocated.

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Schedule 6

Performance bonds (clause 1.1)

Bond in favour of	External number	Amount of Bond

Gladstone Ports Corporation Ltd	G321688	$106,914.46

Gladstone Ports Corporation Ltd	G339403	$23,000.60

Gladstone Ports Corporation Ltd	G328502	$23,422.28

Gladstone Ports Corporation Ltd	G347471	$42,934.46

State of Queensland - Department of Mines and Energy	G337254	$1,178,143.35

Ergon Energy Corporation Ltd	G222634	$100,000

Minerva joint venture interest sale agreement 34

Schedule 7

Effective Date Balance Sheet (clause 1.1)

Minerva joint venture interest sale agreement 35

Schedule 8

Example calculations (Schedule 2)

Effective Date Adjustment Amount (Schedule 2)

Minerva joint venture interest sale agreement 36

Execution

EXECUTED as an agreement

Executed by

Proserpina Coal Pty Ltd ACN 110 316 553

on            /    /20     by:

Ù	Director	Ù	Director/Secretary

Ù	Full name of Director	Ù	Full name of Director/Secretary

Executed by

Felix Resources Limited ACN 000 754 174

on            /    /20     by:

Ù	Director	Ù	Director/Secretary

Ù	Full name of Director	Ù	Full name of Director/Secretary

Executed by

Winpia Pty Ltd ACN 099 442 556

on            /    /20     by:

Ù	Director	Ù	Director/Secretary

Ù	Full name of Director	Ù	Full name of Director/Secretary

Minerva joint venture interest sale agreement 37

Executed by

Sojitz Coal Resources Pty Ltd ACN 063 050 680

on            /    /20     by:

Ù	Director	Ù	Director/Secretary

Ù	Full name of Director	Ù	Full name of Director/Secretary

Minerva joint venture interest sale agreement 38

Annexure A

Access Arrangements (clause 5.4(a))

Access arrangements

Athena and Minerva joint ventures regarding the development and operation of an underground mine or mines within the Athena joint venture’s tenements

1	Winpia/Sojitz and Felix/Athena Coal agree, subject to any consent required from Krones, to allow the Athena joint venture to access and use the Minerva joint venture assets in connection with the development and operation of an underground mine or mines within the Athena joint venture’s tenements (Athena Tenements) upon the terms set out in this document.

2	The Minerva joint venture agrees to:

Access to Minerva land for Athena exploration activities

(a)	waive the requirement for the Athena joint venture to give to the Minerva joint venture entry notices under the Mineral Resources Act 1989 (Qld) (MRA) in respect of the entry by the Athena joint venture for exploration purposes onto land owned by the Minerva joint venture which underlies the Athena Tenements (Overlap Land). The Athena joint venture must:

(i)	ensure that the Minerva joint venture has reasonable prior notice in writing of any proposed entry onto the Overlap Land on behalf of the Athena Joint Venture. That notice must include a summary of the activities proposed to be carried out and the expected duration of the activities; and

(ii)	exercise all reasonable courtesies towards those carrying out farming activities on the land including providing reasonable notice of any proposed activities on the land.

(b)	consent to the Athena Joint venture entering onto any part of the Overlap Land, including any parts of that land which are ‘restricted land’ for the purposes of the MRA. The Athena joint venture must comply with its obligations under the Coal Mining Safety and Health Act 1999 (Qld) and Regulations and any other applicable legislation when upon the Overlap Land;

(c)	enter into conduct and compensation agreements or deferral agreements at the request of the Athena joint venture upon reasonable terms which provide for nil compensation other than an obligation on the Athena joint venture to rehabilitate the land and repair any infrastructure on the land to the extent required by law as a consequence of the exploration activities of the Athena joint venture;

Application for and grant of mining lease

(d)	not object to any mining lease application made by the Athena joint venture in respect of all or any part of the area of the Athena Tenements;

Minerva joint venture interest sale agreement 39

(e)	consent to the Athena joint venture applying for and obtaining the grant of a mining lease over any parts of the Overlap Land which are ‘restricted land’ for the purposes of the MRA;

(f)	at the election of the Athena joint venture either:

(i)	enter into a mining compensation agreement upon reasonable terms for both the original grant, and any renewals, of any mining lease over all or any part of the Overlap Land and which provides for nil compensation other than holding costs (including council rates, land tax, upkeep of fencing and gates and weed control) and an obligation on the Athena joint venture to rehabilitate the land to the extent required by law as a consequence of the mining activities of the Athena joint venture; or

(ii)	subdivide and sell to the Athena joint venture the Overlap Land for a price agreed by the parties or, failing agreement, at fair market value as determined by an independent valuer appointed by the Athena joint venture and approved by the Minerva joint venture (such approval not to be unreasonably withheld);

Highwall and void

(g)	allow the Athena joint venture to gain access to the Athena joint venture’s underground mine or mines via a highwall and void of the Minerva mine in accordance with an access and interface agreement to be agreed between the parties, acting in good faith and using all reasonable endeavours to procure an agreement between the parties provided that:

(i)	the access by the Athena joint venture must not unreasonably interfere with the operations of the Minerva joint venture; and

(ii)	the Athena joint venture must compensate the Minerva joint venture for any increase in the costs of carrying out the operations of the Minerva joint venture which is caused by the access of the Athena joint venture via a highwall and void of the Minerva mine, it being the intention of the parties that the access arrangements should not adversely impact in any material way the operations of the Minerva joint venture;

(h)	within six months before intending to permanently cease the mining of coal from the Minerva joint venture area notify in writing the Athena joint venture of that intention to permanently cease mining of coal (Closure Notice);

(i)	upon the completion of mining by the Minerva joint venture:

(i)	subject to (i)(ii) below, the Minerva joint venture must, at its cost, rehabilitate the Minerva joint venture area as required by law and in accordance with the terms of the Minerva mining leases and environmental authorities but not so as to unreasonably interfere with the operations of the Athena joint venture;

(ii)	the Minerva joint venture will, in return for the Athena joint venture agreeing to pay the costs referred to in (j) and (k) below, leave in place any Surface Infrastructure (as defined in (j) below) used by the Athena joint venture for a period not exceeding 12 months from the Closure Notice; and

(iii)	prior to the Minerva joint venture surrendering all or any part of the Minerva mining leases, the Minerva joint venture must, if requested by the Athena joint venture, transfer any such area to the Athena joint venture for nil cost.

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Surface infrastructure

(j)	subject to 2(i)(ii) above, provide a licence to access and use relevant surface infrastructure of the Minerva joint venture, including:

(i)	all access roads;

(ii)	all rail loading facilities and the stockpile area at the rail loading facilities; and

(iii)	the rail loop,

(Surface Infrastructure) provided these access arrangements do not unreasonably interfere with the Minerva Joint Venture’s own activities (it being the intention of the parties that these access arrangements should not adversely impact in any material way the Minerva joint venture’s own activities). The Minerva joint venture and the Athena joint venture must, in due course, act in good faith and use all reasonable endeavours to agree in more detail the operational arrangements for the access to and use of the Surface Infrastructure by the Athena joint venture. To the extent that the Minerva joint venture is still using the Surface Infrastructure, the Minerva joint venture and the Athena joint venture will share all ongoing operation and maintenance costs on a tonnage utilised basis. To the extent that the Athena joint venture is the sole user, then the Athena joint venture would bear 100% of the ongoing operation and maintenance costs.

(k)	allow the Athena joint venture to modify, at their own cost, the Surface Infrastructure where necessary to accommodate the requirements of the Athena joint venture, provided that the modifications will not unreasonably interfere with the Minerva joint venture’s own activities (it being the intention of the parties that these modifications should not adversely impact in any material way the Minerva joint venture’s own activities);

Dispute	resolution

3	Clause 12 of the Minerva Joint Venture Agreement will apply to any disputes in relation to these access arrangements and any documentation related to such access arrangements.

Reciprocal	rights to surface infrastructure

4	If:

(a)	either the Minerva joint venture or the Athena joint venture develops new surface infrastructure on or in the vicinity of the Athena Tenements or the Minerva joint venture area (such as new or upgraded access roads, rail loading facilities, stockpile areas or CHPP facilities and associated crushing and conveying systems); and

(b)	the joint venture that develops the new surface infrastructure is notified by the other joint venture that they wish to have access to that new surface infrastructure,

then the parties must negotiate in good faith, and use all reasonable endeavours, to agree commercial terms upon which such access will be provided, which terms may include, without limitation, a capital or access charge and an ongoing operation and maintenance charge.

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Option	to purchase

5	Upon receipt of the Closure Notice referred to in clause 2(i) above the Athena joint venture will have an option, exercisable within six months of receipt of that notice, to purchase:

(a)	the Surface Infrastructure and all of the land and the mining tenements (including the mining lease which is subleased to the Minerva joint venture) of the Minerva joint venture; and

(b)	at the election of the Athena joint venture, the rail and/or port access held by the Minerva joint venture,

for:

(c)	an amount equal to:

(i)	the market value of the land; and

(ii)	if the Athena joint venture elects to purchase the rail and/or port access held by the Minerva joint venture, the market value of the rail and/or port access that the Athena joint venture has elected to purchase,

(with the market value in each case to be agreed by the parties or, failing agreement, to be the fair market value as determined by an independent valuer appointed by the Athena joint venture and approved by the Minerva joint venture (such approval not to be unreasonably withheld); and

(d)	the assumption of all final rehabilitation obligations including the final reclamation obligations, provided that the Minerva joint venture will be responsible for, and must ensure that it has completed, all rehabilitation obligations required to be undertaken by the time the option has been exercised, including all reclamation obligations, in accordance with the plan of operations, relevant environmental authority, the Environmental Protection Act 1994 (Qld) and Mineral Resources Act 1989 (Qld) and good mining industry practice for progressive rehabilitation (except where such rehabilitation and reclamation would unreasonably interfere with the operations of the Athena joint venture).

6	The option to purchase in paragraph 5 is subject to any necessary third party consents and all parties must use best endeavours to obtain those consents.

7	Where this option is exercised, the other nights and obligations set out in this agreement will cease.

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